SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Filed by a Party other than the Registrant ☐

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☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Jefferies Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JEFFERIES GROUP, INC.

520 Madison Avenue, 12th Floor
New York, New York 10022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Monday, May 24, 2004

To the Shareholders of Jefferies Group, Inc.:

      The Annual Meeting of Shareholders of Jefferies Group, Inc. will be held at the Company’s principal executive offices at 520 Madison Avenue, 12th Floor, New York, New York, 10022, on Monday, May 24, 2004, at 9:30 a.m., local time, to consider and act upon:

1.	Election of five Directors to serve until the next Annual Meeting and until their successors have been duly elected.

2.	Approval of an amendment to the Certificate of Incorporation of the Company to increase to 500,000,000 the number of shares of the Company’s Common Stock authorized for issuance.

3.	Any other business which may properly come before the meeting or any adjournment thereof.

      Shareholders of record at the close of business on March 26, 2004, are entitled to notice of and to vote at the meeting or any adjournment thereof.

      You are cordially invited to attend the Annual Meeting. If you do not expect to attend, we urge you to vote by telephone by calling the number on the enclosed proxy card, vote by Internet by visiting www.eproxy.com/jef or return the enclosed proxy card promptly in the envelope provided. Voting by telephone, Internet, or the return of the proxy card does not affect your right to vote in person should you decide to attend the meeting.

For the Board of Directors,

LLOYD H. FELLER
Secretary

April 12, 2004

PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS
INFORMATION CONCERNING NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS
EMPLOYMENT CONTRACTS
PROPOSAL TO APPROVE THE AMENDMENT OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK
EQUITY COMPENSATION PLAN INFORMATION
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION
Summary Compensation Table
AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
Compensation Paid to Executive Officers Generally
Compensation Paid to the Chief Executive Officer in 2003
REPORT OF THE AUDIT COMMITTEE
INFORMATION REGARDING AUDITORS’ FEES
SHAREHOLDER RETURN PERFORMANCE PRESENTATION
PENSION PLAN
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
ANNUAL REPORT AND INDEPENDENT AUDITORS
OTHER MATTERS
INCORPORATION BY REFERENCE
SHAREHOLDER PROPOSALS
APPENDIX 1

JEFFERIES GROUP, INC.

520 Madison Avenue, 12th Floor
New York, New York 10022

April 12, 2004

PROXY STATEMENT

       The proxy of each shareholder of Jefferies Group, Inc. (the “Company”) is being solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held at the principal executive offices of the Company at 520 Madison Avenue, 12th Floor, New York, New York, 10022, on Monday, May 24, 2004, at 9:30 a.m., local time, and at any adjournment thereof. All shareholders of record at the close of business on March 26, 2004, are entitled to notice of and to vote at the meeting. The Company is first mailing this Notice of Annual Meeting, Proxy Statement and form of proxy to shareholders on or about April 12, 2004.

      Shareholders of record may vote by telephone, on the Internet, by mail or by attending the meeting and voting by ballot as described below. Shareholders voting by telephone or on the Internet do not need to return a proxy card. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m. on May 23, 2004. To vote by telephone, call the toll-free telephone number on the proxy card delivered with this Proxy Statement. To vote on the Internet, go to www.eproxyvote.com/jef. To vote by mail, simply mark the enclosed proxy, date and sign it, and return it to EquiServe Trust Company, N.A. in the postage-paid envelope provided. If the envelope is missing, please mail the completed proxy card to Jefferies Group, Inc., c/o EquiServe Trust Company N.A., P.O. Box 8042, Edison, New Jersey 08818-8042.

      Votes received by telephone, Internet or mail are for use by the Board of Directors at the meeting and any adjournment thereof. Shareholders who vote by telephone, the Internet, or who sign and return the proxy may revoke their votes by (i) delivering written notice of its revocation to the Secretary of the Company, (ii) delivering a duly executed proxy bearing a later date to the Secretary of the Company, or (iii) attending the meeting and voting in person.

      All shares represented by valid proxies received pursuant to this solicitation will be voted in accordance with the directions thereon. In the absence of contrary directions, such shares will be voted (i) for the election of the six nominees for Director whose names are listed herein, (ii) for approval of the amendment to the Certificate of Incorporation, and (iii) in the discretion of the proxy holders named in the accompanying proxy as to other matters which may properly come before the meeting.

      Each nominee has consented to being a nominee and to serving as a Director if elected. In the event that any nominee shall be unable to serve as a Director (which is not now anticipated), proxies will be voted for substitute nominees recommended by the Board of Directors of the Company.

      All costs of solicitation of proxies will be borne by the Company. Although there are no formal agreements to do so, the Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials and annual reports to the beneficial owners of the Company’s Common Stock. In addition to solicitation by mail, proxies may be solicited in person, by telephone, by facsimile transmission, or by Directors and Officers of the Company, who will not receive special compensation for such solicitation.

      The outstanding voting securities of the Company consisted of 56,808,060 shares of Common Stock on March 26, 2004, which is the record date for determining shareholders entitled to notice of and to vote at the meeting. Each share is entitled to one non-cumulative vote for each Director to be elected and one vote on each separate matter of business properly brought before the meeting.

      The election of Directors will be determined by a plurality of the votes cast by holders of the shares present in person or represented by proxy and entitled to vote at the meeting. Approval of the amendment to the Certificate of Incorporation will require the affirmative vote of the holders of a majority of all outstanding shares. Approval of other items at the meeting will require the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote on such items at the meeting. Accordingly, in the case of shares that are present or represented at the meeting for quorum purposes, not voting such shares for a particular nominee for Director, including by withholding authority on the proxy, will not operate to prevent the election of such nominee if he otherwise receives affirmative votes; an abstention on any other item will have the effect of a vote against that item; a broker “non-vote” (which results when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) will have the effect of a vote against the proposed amendment to the Certificate of Incorporation but will have no effect on the vote on any other item.

      The Company has retained EquiServe Trust Company, NA, its transfer agent, as independent inspector of election to receive and tabulate the proxies, certify the results, and perform any other acts required by the Delaware General Corporation Law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock by (i) each person known by the Company to beneficially own more than 5% of the Company’s Common Stock, (ii) each Director, (iii) each Executive Officer named in the Summary Compensation Table and (iv) all Directors and Executive Officers as a group. The information set forth below is as of February 1, 2004, unless otherwise indicated. Information regarding shareholders other than Directors, Executive Officers and employee benefit plans is based upon information contained in Schedules 13D or 13G filed with the Securities and Exchange Commission (“SEC”) and furnished to the Company by such shareholders. The number of shares beneficially owned by each shareholder and the percentage of the outstanding Common Stock those shares represent include shares that may be acquired by that shareholder within 60 days through the exercise of any option, warrant or right. The mailing address of the parties listed below is the Company’s principal business address unless otherwise indicated. Unless otherwise indicated, each person named in the table has sole voting power and sole dispositive power over the shares beneficially owned by such person.

	Shares of		Percentage of
	Common Stock		Common Stock
Name and Address of Beneficial Owner	Beneficially Owned		Beneficially Owned

Jefferies Group, Inc. Employee Stock Ownership Plan	6,434,991	(1)	11.3%
Richard B. Handler	3,365,382	(2)	5.7%
John C. Shaw, Jr.	1,348,774	(3)	2.3%
Richard G. Dooley	247,464	(4)	*
Frank J. Macchiarola	191,874	(5)	*
Maxine Syrjamaki	144,702	(6)	*
Joseph A. Schenk	140,528	(7)	*
Lloyd H. Feller	66,666	(8)	*
W. Patrick Campbell	47,379	(9)	*
All Directors and Executive Officers	5,552,768	(10)	9.8%

*	The percentage of shares beneficially owned does not exceed one percent of the class.

(1)	The terms of the Jefferies Group, Inc. Employee Stock Ownership Plan (the “ESOP”) provide for the voting rights associated with the shares held by the ESOP to be passed through and exercised exclusively by the participants in the ESOP to the extent that such securities are allocated to a participant’s account. Participants in the ESOP have sole voting power and no dispositive power over shares allocated to their accounts. As of December 31, 2003, all 6,434,991 shares of Common Stock held in the ESOP Trust were allocated to the accounts of ESOP participants. Those shares allocated to the accounts of Directors and Executive Officers are indicated on their respective entries in the table and are also included in the ESOP figure. The ESOP and the Trustee of the ESOP, Wells Fargo Bank, N.A., may be deemed to have shared dispositive power over the shares held by the ESOP. The Board of Directors of the Company appoints the members of the committee which serves as the Plan Administrator of the ESOP. Messrs. Richard B. Handler, Chairman and Chief Executive Officer of the Company, John C. Shaw, Jr., President and Chief Operating Officer of the Company, Joseph A. Schenk, Executive Vice President and Chief Financial Officer of the Company, and Melvin W. Locke, Jr., Director of People Services of Jefferies & Company, Inc. (“Jefferies”), presently serve on the committee. These individuals each disclaim beneficial ownership of the shares held by the ESOP except those shares allocated to his ESOP account. Wells Fargo & Company, on behalf of Wells Capital Management Incorporated, Wells Fargo Bank, N.A., Wells Fargo Bank Minnesota, N.A., and Wells Fargo Funds Management, LLC has filed a Schedule 13G with the SEC reporting that, at December 31, 2003, Wells Fargo & Company reported sole voting power over 405,310 shares, shared voting power over 6,434,991 shares, sole dispositive power over 267,004 shares and shared dispositive power over 6,552 shares. The Company believes that the beneficial ownership reported by such entities includes the shares held by the ESOP.

(2)	Assuming Mr. Handler’s continued employment with the Company through the expiration of all applicable vesting and deferral periods, Mr. Handler would beneficially own 4,913,724 shares (representing 8.7% of the currently outstanding class). The table above includes 1,346,308 shares subject to immediately exercisable options; 531,478 vested restricted stock units (“RSUs”) which Mr. Handler has a right to acquire within 60 days from February 1, 2004; 62,110 shares of unvested restricted stock as to which Mr. Handler has sole voting and no dispositive power; 52,696 shares held under the ESOP; and 20 shares held in an account for the benefit of Mr. Handler’s immediate family. The table above excludes 1,142,760 RSUs which do not represent a right to acquire within 60 days from February 1, 2004; 266,668 options subject to vesting later than 60 days after February 1, 2004; 316 deferred shares of restricted stock held by the trustee of the ESPP as to which Mr. Handler has neither voting nor dispositive power; 121,618 share denominated deferrals under the Deferred Compensation Plan (“DCP”), and 16,980 options held under the DCP.

(3)	Assuming Mr. Shaw’s continued employment with the Company through the expiration of all applicable vesting and deferral periods, Mr. Shaw would beneficially own 1,466,143 shares (representing 2.6% of the currently outstanding class). The table above includes 633,266 shares subject to immediately exercisable options; 392,463 shares of unvested restricted stock as to which Mr. Shaw has sole voting and no dispositive power; 133,771 shares held under the ESOP; and 1,754 shares held by the Trustee of the Jefferies Group, Inc. Profit Sharing Plan (the “PSP”). Participants in the PSP have sole voting power and limited dispositive power over shares allocated to their PSP accounts. The table above excludes 66,668 options subject to vesting later than 60 days after February 1, 2004; 8,488 options held under the DCP; and 42,213 share denominated deferrals under the DCP.

(4)	Includes 82,756 shares subject to immediately exercisable options.

(5)	Includes 101,812 shares subject to immediately exercisable options; and 698 shares subject to options which will become exercisable within 60 days after February 1, 2004.

(6)	Assuming Ms. Syrjamaki’s continued employment with the Company through the expiration of all applicable vesting and deferral periods, Ms. Syrjamaki would beneficially own 151,663 shares (representing less than 1% of the currently outstanding class). The table above includes 4,131 unvested shares of restricted stock as to which Ms. Syrjamaki has sole voting and no dispositive power; 78,749 shares held under the ESOP; 27,852 shares under the PSP. The table above excludes 632 options held under the DCP; and 6,329 share denominated deferrals under the DCP.

(7)	Assuming Mr. Schenk’s continued employment with the Company through the expiration of all applicable vesting and deferral periods, Mr. Schenk would beneficially own 301,666 shares (representing less than 1% of the currently outstanding class). The table above includes 38,800 shares subject to immediately exercisable options; 28,506 shares of unvested restricted stock as to which Mr. Schenk has sole voting and no dispositive power; 1,560 shares held under the ESOP; 9,314 shares under the PSP; and 60 shares held in accounts for the benefit of Mr. Schenk’s immediate family. The table above excludes 34,780 RSUs which do not represent a right to acquire within 60 days from February 1, 2004; 66,666 options subject to vesting later than 60 days after February 1, 2004 316 deferred shares of restricted stock held by the trustee of the ESPP as to which Mr. Schenk has neither voting nor dispositive power; 11,948 options held under the DCP; and 47,428 shares share denominated deferrals under the DCP.

(8)	Assuming Mr. Feller’s continued employment with the Company through the expiration of all applicable vesting and deferral periods, Mr. Feller would beneficially own 102,025 shares (representing less than 1% of the currently outstanding class). The table above includes 40,000 shares of unvested restricted stock as to which Mr. Feller has sole voting and no dispositive power; and 16,666 shares subject to immediately exercisable options. The table above excludes 2,025 share denominated deferrals under the DCP; and 33,334 options subject to vesting later than 60 days after February 1, 2004.

(9)	Includes 47,284 shares subject to immediately exercisable options.

(10)	Includes 2,266,892 shares subject to immediately exercisable options; 698 shares subject to options which will become exercisable within 60 days after February 1, 2004; 527,210 shares of unvested restricted stock; 531,478 RSUs which employees have a right to acquire within 60 days from February 1, 2004; 18,222 options held under the DCP; 266,775 shares held under the ESOP; and 38,920 shares under the PSP for all Directors and Executive Officers as a group.

ELECTION OF DIRECTORS

      Under the Company’s By-Laws, the Board of Directors is authorized to determine the number of Directors of the Company, which may not be less than five nor more than seventeen Directors. The number of authorized Directors to be elected at the Annual Meeting has been fixed at five. Such Directors will be elected to serve until the next Annual Meeting and until their successors shall be elected and qualify.

INFORMATION CONCERNING NOMINEES FOR DIRECTOR AND

EXECUTIVE OFFICERS

Nominees

      The following information is submitted concerning the nominees for election as Directors:

      W. PATRICK CAMPBELL, 58, a nominee, has been a Director of the Company since January 2000. Mr. Campbell was Chairman and Chief Executive Officer of Magex Limited from August 2000 through April 2002 and is currently an independent consultant in the media and telecom field. From 1994 until October 1999, Mr. Campbell was Executive Vice President of Corporate Strategy and Business Development at Ameritech Corp. where he was a member of the Management Committee and directed all corporate strategy and merger and acquisition activity. From 1989 to 1994, Mr. Campbell served as President and Chief Executive Officer of Columbia TriStar Home Video, a Sony Pictures Entertainment Company, and has previously been President of RCA/ Columbia Pictures International Video. Mr. Campbell has also been a director of Black & Veatch since November 1999. Mr. Campbell is Chairman of the Company’s Audit Committee, and a member of the Compensation Committee and the Corporate Governance and Nominating Committee.

      RICHARD G. DOOLEY, 74, a nominee, has been a Director of the Company since November 1993. From 1978 until his retirement in June 1993, Mr. Dooley was Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company (“Mass Mutual”). Mr. Dooley was a consultant to Mass Mutual from 1993 to 2003. Mr. Dooley has been a director of Kimco Realty Corporation since 1990. Mr. Dooley is also a trustee of Saint Anselm College and Chairman of the Board of The Nellie Mae Education Foundation, Inc. Mr. Dooley is Chairman of the Company’s Compensation Committee and a member of the Audit Committee and the Corporate Governance and Nominating Committee.

      RICHARD B. HANDLER, 42, a nominee, has been Chairman of the Company since February 2002, and the Chief Executive Officer of the Company and Jefferies since January 2001. He also served as Co-President and Co-Chief Operating Officer of both entities during 2000. Mr. Handler was elected to the Board of Directors of the Company in May 1998. He was Managing Director of High Yield Capital Markets at Jefferies from May 1993 until February 2000, after co-founding that group as an Executive Vice President in April 1990. He is also the President and Chief Executive Officer of the Jefferies Partners Opportunity family of funds. Mr. Handler received an MBA from Stanford University in 1987 and a BA in Economics from the University of Rochester in 1983.

      FRANK J. MACCHIAROLA, 62, a nominee, has been a Director of the Company since August 1991. He is currently the President of St. Francis College, where he has served in that capacity since July 1996. He also serves as special counsel to the law firm of Tannenbaum, Halpern, Syracuse & Hirschtritt, LLP. Previously, Mr. Macchiarola was a Professor of Law and Political Science and the Dean of the Benjamin N. Cardozo School of Law at Yeshiva University in New York City from 1991 to 1996, Professor of Business in the Graduate School of Business at Columbia University from 1987 to 1991, and President and Chief Executive Officer of the New York City Partnership, Inc. from 1983 to 1987. Prior to 1985, Mr. Macchiarola was a faculty member at the City University of New York and Chancellor of the New York City Public School System. Mr. Macchiarola has been a Trustee of the Manville Personal Injury Trust since 1991. Mr. Macchiarola is Chairman of the Company’s Corporate Governance and Nominating Committee and a member of the Audit Committee and Compensation Committee.

      JOHN C. SHAW, JR., 57, a nominee, has been President and Chief Operating Officer of the Company and Jefferies since January 2001. Mr. Shaw has also been a Director of the Company since January 2000. He also served as Co-President and Co-Chief Operating Officer of both companies during 2000 and as Executive Vice President and National Sales Manager of the Equity Division of Jefferies from 1997 to 2000. Mr. Shaw was Executive Vice President and Regional Manager of the firm’s Boston office from 1994 to 1997 and began his tenure at Jefferies in 1983 as a Senior Vice President and Regional Manager of the firm’s Chicago office. Before joining Jefferies, Mr. Shaw was a Senior Vice President and Institutional Branch Manager at First Boston in Chicago, and previously, was a Senior Vice President and Branch Manager at Cantor Fitzgerald in Chicago, where he started in 1976.

Other Executive Officers

      The Executive Officers of the Company are appointed by the Board of Directors and serve at the discretion of the Board. Other than Messrs. Handler and Shaw, for whom information is provided above, the following sets forth information as to the Executive Officers:

      JOSEPH A. SCHENK, 45, has been Chief Financial Officer and Executive Vice President of the Company since January 2000, Executive Vice President of Jefferies since January 2000, and was a Senior Vice President, Corporate Services, of Jefferies, from September 1997 through December 1999. From January 1996 through September 1997, Mr. Schenk was Chief Financial Officer and Treasurer of Tel-Save Holdings, Inc., now Talk America Holdings, Inc. From September 1993 to January 1996, Mr. Schenk was Vice President, Capital Markets Group, with Jefferies.

      LLOYD H. FELLER, 61, has been Executive Vice President, General Counsel and Secretary of the Company since December 2002. Mr. Feller was a Senior Vice President, Secretary and General Counsel of SoundView Technology Group from 1999 to December 2002. Prior to joining SoundView’s predecessor, Wit Capital Group, in 1999, Mr. Feller was a partner at Morgan Lewis & Bockius LLP, where he was the leader of that firm’s securities regulation practice group. Before joining Morgan Lewis in 1979, Mr. Feller worked at the SEC as the Associate Director of the Division of Market Regulation, a position in which he was in charge of the Office of Market Structure and Trading Practices.

      MAXINE SYRJAMAKI, 59, has been Controller of the Company since May 1987, an Executive Vice President of Jefferies since November 1986, and Chief Financial Officer of Jefferies since September 1984. Ms. Syrjamaki has also been Chief Financial Officer of both Bonds Direct Securities LLC and Quarterdeck

Investment Partners, LLC since 2001. Prior to joining Jefferies in 1983, Ms. Syrjamaki was a C.P.A. in the audit group of Peat Marwick (now KPMG) specializing in financial institutions.

EMPLOYMENT CONTRACTS

      LLOYD H. FELLER. Under his employment agreement, Mr. Feller has agreed to serve as Executive Vice President, General Counsel and Secretary of the Company and of Jefferies. His employment agreement expires on December 2, 2004. The agreement specifies that Mr. Feller will receive a salary of $250,000 per annum and a guaranteed bonus of at least $650,000 per annum for each year of the term. Mr. Feller also received options to purchase 50,000 shares of the Company’s Common Stock (on a split adjusted basis) which vest one third annually over three years, and 50,000 shares of restricted stock (on a split adjusted basis) with respect to which the restrictions lapse one fifth annually over five years. Mr. Feller also received a bonus of $100,000 which was invested in Jefferies Employees Opportunity Fund. If his employment is terminated by the Company without “cause,” or if Mr. Feller terminates his employment for “good reason”, the Company will pay him his base salary and any unpaid guaranteed bonus through the end of the contractual employment period in a lump sum payment within 10 days of his termination. However, if his employment is terminated by the Company for “cause,” or by Mr. Feller without “good reason”, the Company must pay him a lump sum cash payment equal to the sum of his unpaid base salary earned to the termination date. If Mr. Feller’s employment is terminated as a result of his death or total disability, Mr. Feller will receive his unpaid base salary and prorated guaranteed bonus through his termination date. The restrictions on his restricted stock will become immediately lifted and his options will immediately vest if a change of control of the Company results in an impact on Mr. Feller’s duties, his employment is terminated by the Company without “cause,” or by Mr. Feller for “good reason,” or as a result of his death or total disability. Mr. Feller is entitled to receive a benefits package commensurate with that received generally by other employees of Jefferies during his employment.

PROPOSAL TO APPROVE THE AMENDMENT OF THE COMPANY’S

RESTATED CERTIFICATE OF INCORPORATION TO INCREASE
THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK

      On March 9, 2004, the Board of Directors approved an amendment to the Amended and Restated Certificate of Incorporation of the Company to increase to 510,000,000 the number of shares of the Company’s stock authorized for issuance, of which 10,000,000 of the authorized shares are designated as preferred stock, and 500,000,000 are designated as Common Stock. All the preferred and Common Stock have a par value of $.0001 per share. The Board directed that the Amended and Restated Certificate of Incorporation (the “Amendment”) attached as Appendix I, be submitted to a vote of shareholders at the Annual Meeting.

      Section 4 of the Company’s Amended and Restated Certificate of Incorporation as currently in effect authorizes the issuance of 110,000,000 shares, consisting of 10,000,000 shares of preferred stock and 100,000,000 shares of Common Stock, all par value of $.0001 per share. As of February 2, 2004, no shares of preferred stock were issued or outstanding, and 63,968,307 shares of the Company’s Common Stock were issued, of which 7,203,909 were held as treasury shares of the Company. Approximately 9,304,306 shares of the Company’s common stock have been reserved for future grants pursuant to various employee compensation and benefit plans of the Company and of the Company’s subsidiaries. The Board of Directors believes the number of authorized shares of Common Stock should be increased to make available additional shares for possible stock dividends, stock splits, employee benefit plan issuances, acquisitions, financings and for such other corporate purposes as may arise.

      Therefore, the Board of Directors has approved and recommends to shareholders an increase in the number of shares of authorized stock of the Company to an aggregate of 510,000,000 shares, consisting of 500,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, all $.0001 par value per share, in accordance with the Amendment.

      Other than as set forth above, the Company has no specific plans currently calling for issuance of any of the additional shares of the Company’s Common Stock. The rules of the New York Stock Exchange currently require shareholder approval of issuances of Common Stock under certain circumstances, including those in which the number of shares to be issued is equal to or exceeds 20% of the voting power outstanding. All newly authorized shares would have the same rights as the presently authorized shares, including the right to cast one vote per share and to participate in dividends when and to the extent declared and paid. Under the Company’s Amended and Restated Certificate of Incorporation, shareholders do not have preemptive rights. Accordingly, the rights of existing shareholders may, depending on how additional shares of Common Stock are issued, be diluted by their issuance. While the issuance of shares in certain instances may have the effect of forestalling a hostile takeover, the Board of Directors does not intend or view the increase in authorized Common Stock as an anti-takeover measure, nor is the Company aware of any proposed or contemplated transaction of this type.

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK TO 500,000,000.

EQUITY COMPENSATION PLAN INFORMATION

      The following table provides information regarding the Company’s compensation plans (other than certain tax qualified plans, such as its 401(k) and ESOP), under which equity securities of the Company were authorized for issuance as of December 31, 2003.

Number of Securities
	Number of Securities	Weighted-Average	Remaining Available for
	to be Issued upon	Exercise Price of	Future Issuance Under
	Exercise of Outstanding	Outstanding	Equity Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Securities
	and Rights	and Rights	Reflected in Column(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	5,335,700	$16.39 (1)	9,304,306 (2)
Equity compensation plans not approved by security holders	—	—	—
Total	5,335,700	$16.39 (1)	9,304,306

(1)	The weighted average exercise price of outstanding options, warrants and rights is calculated based solely on those awards that have a specified exercise price. If outstanding RSUs and similar rights were included, and deemed to have an exercise price of zero, the weighted average exercise price for plans approved by security holders would be $5.96.

(2)	Of the shares remaining available for future issuance, as of December 31, 2003, the numbers of shares that may be issued as restricted stock or deferred stock were as follows: 4,190,052 shares under the 2003 Incentive Compensation Plan (the “2003 Plan”) for general use; 4,449,372 shares under the 2003 Plan designated for use under the Deferred Compensation Plan, as amended and restated (the “DCP”); and 664,883 shares under the Director Stock Compensation Plan. These plans also authorize the grant of options and other types of equity awards. The number of shares available for future grants under the 2003 Plan changes pursuant to a formula set forth in the plan. The formula establishes that the number of shares available for grant under the plan shall be equal to 30% of the total number of shares outstanding immediately prior to the grant, less shares outstanding under the 2003 Plan and the 1999 Incentive Compensation Plan. For this purpose, an option is “outstanding” until it is exercised and any other award is “outstanding” in the calendar year in which it is granted and for so long thereafter as it remains subject to any vesting condition requiring continued employment. The DCP provides eligible employees with the opportunity to defer receipt of cash compensation for five years, with an optional deferral of an additional five years. In prior years participants chose whether their deferred compensation was allocated to a cash denominated investment subaccount or to an equity subaccount which permitted a combination of shares, options and other specified equity investment vehicles. Current participants choose whether their deferred compensation is allocated to a cash subaccount or share denominated subaccount. Restricted shares are allocated to a participant’s subaccount at a predetermined discount of up to 15% of the volume weighted average market price per share of the Company Common Stock on the last day of the quarter. The predetermined discount amount for 2003 was 10%. A maximum of 8,000,000 shares are reserved for restricted share units and options under the DCP. Restricted share units will be credited with dividend equivalents on the last day of each quarter, which will be converted into additional share units in accordance with the terms of the DCP. Restricted share units and options, and the terms thereof, are subject to equitable adjustment by the Compensation Committee in the event of certain extraordinary corporate events. The discounted portion of any amounts credited is forfeitable until the participant has participated in the DCP for three consecutive years or until the participant’s age plus the number of years of service to the Company exceeds 65. Options will become exercisable on the first anniversary of the third year after the year in which the option was granted, or earlier upon the participant’s death or retirement. Options expire at the end of the fifth year after the year of grant or 60 days after termination of employment other than due to death.

CORPORATE GOVERNANCE

      The Board of Directors is responsible for supervision of the overall affairs of the Company. The Board of Directors of the Company held seven regular meetings and one special meeting during 2003. To assist in carrying out its duties, the Board has delegated authority to three committees: an Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Each incumbent member of the Board of Directors attended, during his term of office, at least 75% of the total number of 2003 meetings of the Board of Directors and Committees thereof, of which such Director was a member. The Company does not have a policy regarding attendance by Directors at the Annual Meeting of Shareholders. In 2003, four of the five directors attended the Annual Meeting of Shareholders.

      The Board has adopted Corporate Governance Guidelines which contain categorical standards for the determination of director independence, which are available to the public through the Jefferies website at www.jefco.com. The Board has determined that directors who comply with the standards in the Corporate Governance Guidelines have no material relationship with the Company as required by New York Stock Exchange Rules. The Board has determined that all of the non-employee directors meet the independence standards as set forth in the Corporate Governance Guidelines.

      The current Audit Committee members are W. Patrick Campbell, Chairman, Frank J. Macchiarola and Richard G. Dooley. The Board of Directors has determined that all of the members of the Audit Committee are “Audit Committee Financial Experts” as defined by new rules of the Securities and Exchange Commission. The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements. The Audit Committee has adopted a written charter which was attached as Appendix 1 to the Company’s Proxy Statement dated April 4, 2003. During 2003, there were nine meetings of the Audit Committee.

      The current Compensation Committee members are Richard G. Dooley, Chairman, W. Patrick Campbell and Frank J. Macchiarola. The Compensation Committee is appointed by the Board to advise senior management on the administration of the Company’s compensation programs, review and approve the compensation of the Executive Officers and prepare any report on executive compensation required by the rules and regulations of the SEC. The Compensation Committee has adopted a written charter which was attached as Appendix 2 to the Company’s Proxy Statement dated April 4, 2003. During 2004, there were six regular meetings and one special meeting of the Compensation Committee.

      The current Corporate Governance and Nominating Committee members are Frank J. Macchiarola, Chairman, W. Patrick Campbell and Richard G. Dooley. The Corporate Governance and Nominating Committee recommends individuals to the Board for nomination as members of the Board and its committees and develops and recommends to the Board a set of corporate governance principles applicable to the Company. The Corporate Governance and Nominating Committee will consider nominees recommended by security holders. Persons suggesting nominees should address correspondence to Lloyd H. Feller, the Company’s Secretary, at the principal place of business of the Company. The Corporate Governance and Nominating Committee has adopted a written charter which was attached as Appendix 3 to the Company’s Proxy Statement dated April 4, 2003. During 2003, there were four meetings of the Corporate Governance and Nominating Committee.

      Important documents related to the corporate governance of the Company are posted on the Jefferies website at http://www.jefco.com/ and may be viewed by following the “About Us” link near the top of the left menu. Documents posted include our Code of Ethics, Corporate Governance Guidelines and the Charters for each of the board committees mentioned above, which may be accessed directly at http://www.jefco.com/charters/. We will also provide any of these documents in print to a shareholder who requests it without charge. You may direct your request to Investor Relations, Jefferies & Company, Inc., 520 Madison Avenue, 12th Floor, New York, NY 10022, or by calling 203-708-5975 or sending an email to info@jefco.com.

      We have established a process by which shareholders can contact our Board of Directors, including a committee of the Board of Directors. To contact the Board or a Board committee, you can send an email to Lloyd H. Feller, the Company’s General Counsel, at lfeller@jefco.com, or write to: Lloyd H. Feller, Executive Vice President and General Counsel, Jefferies Group, Inc., 520 Madison Avenue, New York, NY, 10022-4213.

DIRECTOR COMPENSATION

      Each non-employee Director (Messrs. Campbell, Dooley and Macchiarola) receives an annual retainer of $30,000, paid quarterly, $1,500 for attendance at each of six regular meetings of the Board, and $2,000 for attendance at each special meeting of the Board. In addition, each non-employee member of the Board elected by the shareholders to serve for the coming year will receive an annual grant of $80,000 in restricted stock with three year ratable vesting. The Chairmen of the Audit, Compensation and Corporate Governance and Nominating Committees are also paid an annual fee of $3,000, and Directors receive $1,000 for each Committee meeting attended.

      Under the Company’s 1999 Directors’ Stock Compensation Plan (the “DSCP”), each non-employee Director may elect to receive annual retainer fees, Board and committee meeting fees and Chairman’s fees in the form of cash, deferred cash, or deferred shares.

      A non-employee Director may elect to defer receipt of annual retainer fees, fees for service as chairman of a Board committee, and Board and committee meeting fees by filing an election prior to the beginning of the plan year. If such fees are deferred in the form of cash, the Company will credit a cash account established for the Director with the amount of fees deferred, at the date such fees otherwise would be payable to the Director. Interest will be credited to such account for a plan year at the prime interest rate in effect at the date of the preceding annual meeting of stockholders.

      If Directors’ fees are deferred in the form of deferred shares, the Company will credit a deferral account established for the Director with a number of deferred shares equal to the number of shares (including fractional shares) having an aggregate fair market value at the date fees otherwise would be payable equal to the amount of fees deferred in such form. Dividend equivalents equal to dividends declared and paid on the Common Stock will be credited on deferred shares then credited to a Director’s account, which amounts will be deemed to be reinvested in additional deferred shares.

      Directors who are also employees of the Company are not paid Directors’ fees and are not granted restricted stock for serving as Directors.

      Each Director may participate in the Company’s Charitable Gifts Matching Program pursuant to which the Company will match 50% of allowable charitable contributions made by a Director, up to a maximum matching contribution of $3,000 per person per year.

      The children of Directors may also participate (along with the children of all employees of the Company) in the Boyd & Stephen Jefferies Educational Grant Program which provides scholarship awards for secondary and post-secondary education based on factors such as financial need, academic merit and personal statements. The grants are made by an independent scholarship committee, none of whose members are affiliated with the Company.

EXECUTIVE COMPENSATION

      Shown below is information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 2003, 2002, and 2001, of those persons who were, during 2003, (a) the Chief Executive Officer, (b) the other four most highly compensated Executive Officers of the Company specified by SEC rules, and (c) up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the Company on December 31, 2003 (collectively, the “Named Executive Officers”).

Summary Compensation Table

		Annual
		Compensation(2)(3)		Long-Term Compensation

				Awards

(a)	(b)	(c)	(d)	(e)			(f)	(g)
							Securities
				Restricted Stock			Underlying	All Other
Name and		Salary	Bonus	Award(s)(4)			Options/	Compensation(5)
Principal Position	Year	($)	($)	($)			SARS #	($)

Richard B. Handler	2003	1,000,000	4,466,447		14,653,588	(1)	—	3,218
Chairman & Chief				Consisting of:
Executive Officer				2003 Related	8,515,588
				2004 Long Term	6,138,000

				Total	14,653,588
	2002	350,000	1,587,170		8,018,821		416,980	31,650
	2001	300,000	5,898,640		5,740,973		308,096	7,599
John C. Shaw, Jr.	2003	1,000,000	1,695,696		4,909,572	(1)	—	3,218
President & Chief Operating				Consisting of:
Officer				2003 Related	2,863,572
				2004 Long Term	2,046,000

				Total	4,909,572
	2002	250,000	1,222,273		2,483,386		108,488	16,832
	2001	250,000	3,012,758		1,939,422		55,398	7,599
Joseph A. Schenk	2003	275,000	765,492		1,305,805		—	3,218
Executive Vice Pres. &	2002	275,000	757,005		637,502		42,194	7,919
Chief Financial Officer	2001	275,000	1,596,899		34,848		70,318	7,599
Lloyd H. Feller	2003	250,000	840,291		8,357		—	3,218
Executive V.P.,	2002	20,833	54,167		1,108,750		50,000	100,000
General Counsel & Secretary
Maxine Syrjamaki	2003	161,500	271,750		72,948		—	3,218
Controller	2002	161,500	228,590		6,111		632	6,495
	2001	161,500	259,495		8,102		1,068	7,599

(1)	The Compensation Committee considers that, for 2003, cash and restricted stock compensation to Mr. Handler had a value of $13.985 million and to Mr. Shaw had a value of $5.562 million, not including stock options. In conjunction with negotiating 2003 and 2004 Pay-for-Performance Plans for Mr. Handler and Mr. Shaw in late 2002, the Committee had determined to make grants of restricted stock and stock options that would cover 2003 and 2004. The restricted stock grant was made in 2003. As required by SEC rules, the dollar value of the restricted stock grants for 2004 ($6,138,000 for Mr. Handler and $2,046,000 for Mr. Shaw) is included in the line showing 2003 compensation in the Table above. As discussed in the “Report of the Compensation Committee on Executive Compensation,” the Compensa-

tion Committee considers those grants as part of 2004 compensation. The Compensation Committee considers one half of the stock options granted in 2002 to Mr. Handler and Mr. Shaw as compensation for 2003 and one-half as compensation for 2004.

(2)	In early 2003, the Compensation Committee authorized annual bonuses under the Pay-for-Performance Incentive Program payable for achievement of specified performance goals. Under the approved bonus formulas, the Company’s actual performance in 2003 would have entitled Mr. Handler to a cash bonus of $10,255,853, Mr. Shaw to a cash bonus of $4,247,215, and Mr. Schenk to a cash bonus of $2,626,531. However, the three executive officers requested that the Committee substantially reduce their 2003 bonus payouts under this Program as they did in 2002. The Committee agreed to their request. The reduction for each of the executives was as follows: $3,525,466 for Mr. Handler, $1,734,927 for Mr. Shaw and $556,335 for Mr. Schenk, for a total reduction of $5,816,728. The bonus amounts that were paid under this Program for 2003 were as follows: Mr. Handler, total bonus of $6,730,387, consisting of $4,466,447 cash and 62,110 shares of restricted stock; Mr. Shaw, total bonus of $2,512,288, consisting of $1,695,696 cash and 22,403 shares of restricted stock; and Mr. Schenk, total bonus of $2,070,196, consisting of $765,492 cash and 37,671 shares of restricted stock. The “Bonus” column in the table above includes current year deferrals of $1,000,000 for Mr. Handler, $100,000 for Mr. Feller, and $25,000 for Ms. Syrjamaki through the Company’s Deferred Compensation Plan (the “DCP”). The dollar value of the restricted stock is included in the “Restricted Stock Awards” column together with the value of other restricted stock granted in 2003 as a long-term incentive under the 2003 Plan and restricted stock granted upon deferral of cash compensation for 2003 under the DCP, discussed in footnote (4).

(3)	The amounts shown include cash and non-cash compensation earned by the Named Executive Officers as well as amounts earned but deferred under the DCP or invested at the election of those Named Executive Officers. In addition, the Company has established investment entities and permitted executive officers and others to acquire interests in these entities, including interests paid for with bonus amounts shown in the table above. Such arrangements offer wealth-building opportunities to executive officers and employees similar to deferred compensation plans. Certain of these investment entities are funds that invest on a pari passu basis in all trading and investment activities undertaken by Jefferies’ High Yield Division. See “Certain Relationships and Related Transactions.” Certain other investment entities hold equity and derivative securities including those of companies for which Jefferies or affiliates have provided investment banking and other services.

(4)	On December 31, 2003, Named Executive Officers held restricted shares or restricted stock units (“RSUs”) of the Company with an aggregate market value as follows: Mr. Handler held 1,442,760 with a market value of $47,639,935; Mr. Shaw held 470,060 with a market value of $15,521,381; Mr. Schenk held 34,780 with a market value of $1,148,436; Mr. Feller held 42,025 with a market value of $1,387,679; and Ms. Syrjamaki held 2,920 with a market value of $96,418. In the case of Mr. Handler, restrictions on 420,000 shares granted March 29, 2001 will lapse on July 1, 2004; restrictions on 122,760 shares granted on January 28, 2003 will lapse on January 28, 2006; restrictions on 600,000 shares granted on January 1, 2003 will lapse on January 1, 2006; and restrictions on 300,000 shares granted on January 1, 2002 lapsed on January 1, 2004. In the case of Mr. Shaw, restrictions on 30,060 restricted shares granted January 28, 2003 will lapse on January 28, 2006; restrictions on 200,000 shares granted January 1, 2003 will lapse on January 1, 2006; restrictions on 100,000 restricted shares granted January 1, 2002 lapsed on January 1, 2004; and restrictions on 140,000 shares granted March 29, 2001 will lapse on July 1, 2004. In the case of Mr. Schenk, restrictions on 25,616 shares granted January 28, 2003 will lapse on January 28, 2006; and restrictions on 9,164 shares granted August 4, 2003 will lapse on August 4, 2006. In the case of Mr. Feller, restrictions on 10,000 restricted shares will lapse on November 4 of each of 2004, 2005, 2006 and 2007. At December 31, 2003, the number of shares held by Mr. Feller included 2,025 share denominated deferrals acquired in quarterly transactions under the DCP, of which the risk of forfeiture on 203 shares will lapse on December 31, 2005. At December 31, 2003, the risk of forfeiture lapsed on the share denominated deferrals under the DCP on behalf of each of the other Named Executive Officers other than Mr. Feller, resulting in total share denominated holdings under the DCP as follows: Mr. Handler, 121,618; Mr. Shaw, 42,213; Mr. Schenk, 47,428; and Ms. Syrjamaki 6,329.

(5)	The total amounts for 2003 shown in the “All Other Compensation” column include the following:

(a)	The Company’s matching contributions under the Company’s Section 401(k)/Profit Sharing Plan (“PSP”). During the plan year ended November 30, 2003, Messrs. Handler, Shaw, Schenk, Feller and Ms. Syrjamaki each received $3,000 as the Company’s matching contributions.

(b)	Forfeitures under the Company’s Employee Stock Ownership Plan (“ESOP”). During the plan year ended November 30, 2003, each Named Executive Officer’s account was credited with 9.544 shares of the Company’s Common Stock at an original cost of $11.737 per share, for a total value of $112 as a result of such forfeitures.

(c)	Forfeitures under the PSP. During the plan year ended November 30, 2003, the accounts of each of the Named Executive Officers was credited with $106 as a result of PSP forfeitures.

(d)	In the case of Mr. Feller, a $100,000 investment in Jefferies Partners Opportunity Fund as described above under the heading “Employment Contracts”.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTION/SAR VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money
			Options/SARs at		Options/SARs at
	Shares		FY-End (#)		FY-End ($)
	Acquired on	Value	Exercisable (E)/		Exercisable/
Name	Exercise (#)	Realized ($)	Unexercisable (U)		Unexercisable(1)

Richard B. Handler	—	—	1,021,072	(E)	$21,751,546	(E)
			616,980	(U)	$7,008,945	(U)
John C. Shaw, Jr.	—	—	613,664	(E)	$12,707,340	(E)
			100,156	(U)	$1,110,506	(U)
Joseph A. Schenk	—	—	42,452	(E)	$565,752	(E)
			78,614	(U)	$816,184	(U)
Lloyd H. Feller	—	—	16,666	(E)	$180,743	(E)
			33,334	(U)	$361,507	(U)
Maxine Syrjamaki	28,090	$372,754	1,076	(E)	$17,577	(E)
			632	(U)	$7,470	(U)

(1)	At December 31, 2003, the closing price of the Company’s Common Stock was $33.02, which was the price used to determine the year-end value tables.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors and Executive Officers, and persons who beneficially own more than 10% of the Company’s outstanding Common Stock, to file with the SEC, by a specified date, initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company on Forms 3, 4 and 5. Directors, Executive Officers, and greater-than-10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. During 2002, Mr. Schenk, the Company’s Chief Financial Officer, purchased 10 shares of the Company’s common stock in one transaction for the account of one of his children, which was reported on an amended Form 5. In April of 1999, immediately prior to the spin-off transaction involving Investment Technology Group, Inc. (“ITG”), Mr. Dooley exercised an option to purchase 4,000 shares (8,000 shares post-split) and delivered 880 shares

(1,760 shares post-split) to the Company as payment of the exercise price, all of which were also reported on an amended Form 5.

      Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION, REPORT OF THE AUDIT COMMITTEE and the Performance Graph on page 19 shall not be incorporated by reference into any such filings.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors, the members of which in 2003 were Messrs. Campbell, Dooley, and Macchiarola, has furnished the following report on executive compensation:

      To: The Board of Directors and Shareholders of Jefferies Group, Inc.

      Under the supervision of the Compensation Committee, each member of which is an independent Director, the Company has developed and implemented compensation for executives in a manner intended to enhance the Company’s profitability and thus shareholder value. We have established compensation policies, plans and programs for executive officers that are designed to provide competitive levels of compensation, reward productivity and profitability, attract talented employees and encourage long-term service to the Company.

      In 2003, we administered the 1999 Incentive Compensation Plan, a shareholder-approved plan which provided for cash-based incentive awards. Those awards constitute a major portion of each executive’s total compensation opportunity. The 1999 Plan, and is successor, the 2003 Incentive Compensation Plan approved by the shareholders at the 2003 Annual Meeting of Shareholders, also provide for grants of stock options, restricted stock and other share-based awards. We believe that such awards, which provide increasing rewards to executives if the value of the Company’s stock rises during the life of the award, can benefit the Company by encouraging a long-term focus and by aligning the interests of executive officers with the interests of shareholders.

      In implementing compensation policies, plans, and programs for 2003, we considered the effects of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a public company’s tax deduction for compensation to its chief executive officer and any of the four other most highly compensated executive officers in excess of $1 million in any tax year. Under Section 162(m), compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible even though such compensation may (together with other compensation) exceed $1 million in a given year. We seek to preserve the tax deductibility of compensation to executive officers, to the extent that this objective does not impair the operation and effectiveness of the Company’s compensation policies and programs. To this end, the 1999 and 2003 Incentive Compensation Plans were designed and have been implemented in a manner so that annual incentive awards, stock options, and some restricted stock awards granted to senior executives can qualify as “performance-based compensation” that will remain fully deductible by the Company. We retain the flexibility, however, to enter into arrangements that may result in nondeductible compensation to executive officers, which may include non-qualifying awards under the 1999 Plan or 2003 Plan. We believe, however, that no compensation otherwise deductible for 2003 was subject to the Section 162(m) deductibility limit.

Compensation Paid to Executive Officers Generally

      Annual compensation paid to executive officers in 2003, including the named executive officers, generally consisted of a base salary and/or quarterly and annual bonuses which were determined (i) in whole or in part by reference to, for some executives, earnings per share, return on equity, and pre-tax profit margin, and, for one executive, net earnings of the Company. In addition, in the case of an executive officer with predominantly administrative functions, in determining the amount of annual bonus payable, we considered individual initiative and performance.

      The Company is engaged in a highly competitive business, and its success depends on the leadership of senior executives and the talent of its key employees. In order to retain highly capable individuals, we review information concerning compensation to executive officers of competitors, including how such compensation correlates to performance. To be consistent, in 2000 we identified a “peer group” of public companies based on comparable business activities and competition for clients and executive talent. We also considered size of the companies in selecting this group, but found it necessary to include companies that range broadly in size in order to have a group that met our other criteria.

      We use the peer group information to provide general guidance in our decision making, providing context for our decisions on compensation and performance rather than precise competitive standards. We consider the peer group information also to identify trends in the industry. We do not attempt to target an executive officer’s total compensation to a particular level or percentile of the average compensation payable to peer group executives. We retained Mercer Human Resource Consulting to assist us in setting the compensation of our most senior executive officers for 2003.

      In making decisions on executive compensation, we recognize that the Company is a unique organization, with few, if any, true “peers” in the industry. We seek to promote an entrepreneurial culture that is driven by highly talented and productive individuals. In contrast to many other companies, our two most senior executives have roles that blend both management and production responsibilities. The level of compensation of high-performing producers in the industry generally is high, regardless of executive duties. Our approach has been to maintain the compensation opportunities of executives who also are key producers, but to tie these opportunities to the performance of the Company as a whole.

      The amount of each executive officer’s base salary is intended to provide a predictable level of income to enable the executive to meet living expenses and financial commitments. For 2003, we determined to set the salaries of our Chief Executive Officer (“CEO”) and President at $1 million, a substantial increase over salary levels in previous years. This decision was based primarily on our conclusion that salary as a portion of each officer’s total compensation opportunity was very low. However, we did not want salary levels to result in payment of significant amounts of non-deductible compensation under Code Section 162(m), so we set salaries at the upper limit permitted for full deductibility under Section 162(m). In the future, taxable fringe benefits and perquisites possibly could result in non-deductible compensation to these executives under Section 162(m), absent deferrals of salary. We also considered the fact that, in response to the adoption of the Sarbanes-Oxley legislation in 2002, we had eliminated forfeitable draws against potential annual bonus and changed the way in which bonus payments are made to senior executives periodically during the year. We generally have sought to pay salaries not higher than median levels of competitive organizations, although our determination of the level of base salary is subjective.

      In 2003, we implemented the 1999 Plan’s authorization of cash performance awards by means of the Pay-For-Performance Program. Under that Program, we determined formulas for payment of annual and quarterly bonuses to executive officers by a date early in 2003, so that the performance goals and potential rewards could positively influence executives during the year. The levels potentially earnable in an executive’s incentive opportunity are set, taking into account other components of compensation, with a view to providing an overall compensation opportunity that is competitive and comparable to our established levels of recent compensation for similar performance results. In particular, these formulas provided for no annual bonus if threshold levels of performance were not achieved, a targeted amount of annual bonus for achievement of target performance, and greater- or less-than target payouts for performance that exceeded or fell short of the specified target levels (as the case may be), up to a specified maximum payout. For 2003, the program included quarterly payouts of a portion of the bonus based on achievement of quarterly performance goals. We received significant input from the Chief Executive Officer (the “CEO”) in determining the bonus formulas for executive officers other than the CEO and the President. We have in some cases considered requests from the affected executive in setting the elements and amounts of the executive’s compensation.

      The setting of the levels and other terms of annual incentives potentially payable under the Pay-For-Performance Incentive Plan involves our subjective determinations. In addition, we reserve the right to adjust bonus amounts downward, in our discretion, under the Program. During 2003, three executive officers (Messrs. Handler, Shaw and Schenk) approached the Committee and requested that the Committee substantially reduce their bonus payouts for 2003, a request we viewed as consistent with their leadership positions in the firm. We determined to make downward adjustments to the bonus compensation of the three executive officers, despite the fact that the measured performance of the Company would have justified substantially greater payouts under the Program. In 2002, these executive officers also had requested and received a substantial reduction in the bonus payout under this Program.

      In some cases, we require or permit portions of annual bonus awards to be deferred, and to be deemed invested in specified investment vehicles during the period of deferral. The Company has implemented the Jefferies Group, Inc. Deferred Compensation Plan (the “DCP”), which permits executive officers and other eligible employees to defer cash compensation, some or all of which is deemed invested in restricted stock units. A portion of the deferrals may also be directed to notional investments in a money market fund or certain of the employee investment funds described under the caption “Certain Relationships and Related Transactions.” Stock units are credited to participants at a discount we establish each year, which was 10% in 2003. The amounts of 2003 salary and bonus deferred by named executive officers are reflected in the Summary Compensation Table without regard to deferral; the portion of the deferrals under the DCP representing value of the discount on stock units are reflected in the Summary Compensation Table as a restricted stock award.

      We granted equity-based awards as 2003 compensation, apart from the DCP, to executive officers, primarily in the form of restricted stock. (As used in this report, restricted stock may in some cases be in the economically equivalent form of restricted stock units.) We paid a portion of the annual bonus earned by the CEO and two other executive officers (the Chief Operating Officer and Chief Financial Officer) under the Pay-For-Performance Incentive Program in the form of restricted stock, which requires continued service after the performance year in order to vest. These grants in lieu of annual bonus generally have three year vesting periods, and usually are made with the concurrence of the affected executive officer. We also granted restricted stock awards as a portion of the executive’s long-term component of compensation. These grants generally are based on our review of trends in the compensation of executives in the securities industry and our subjective judgment as to the appropriate level of total compensation for the executive officer. Restricted stock grants to two executive officers in 2003 were intended to be a component of total compensation for both 2003 and 2004, but are disclosed in this proxy statement entirely in the year granted. We authorized a stock option grant to these executive officers in 2002 that likewise served as the stock option portion of their long-term compensation for 2003 and 2004, which grants appear as 2002 grants in the Summary Compensation Table. Long-term equity-based awards serve both to align the interests of executive officers with those of shareholders and to promote retention and long-term service to the Company.

      In 2003, the Company adopted Statement of Financial Accounting Standards No. 123 (FAS 123) as its method of accounting for stock-based compensation plans. FAS 123 provides a method by which the fair value of equity awards, including the fair value of stock options granted in 2003 and thereafter, can be calculated and reflected in the Company’s financial statements.

      In 2003, we adopted a program permitting employees and executive officers to defer equity awards, including restricted stock and the shares that represent the “gain” upon exercise of stock options. Deferrals of restricted stock result in an exchange of the award for an economically equivalent award of restricted stock units, which enable the employee to specify that shares will be delivered in settlement at a date later than the date the risk of forfeiture will lapse. Similarly, an employee is permitted to elect to defer option “gain” shares, so that shares in excess of the number of shares tendered to pay the exercise price will be delivered in settlement of the award not at the time of exercise but at a later date as elected by the employee. This program encourages long-term ownership of a significant equity stake in the Company, which we believe is important to promoting a culture of entrepreneurship. The cost of such a program to the Company results mainly from deferring the time at which tax deductions for the equity compensation may be claimed.

Compensation Paid to the Chief Executive Officer in 2003

      Our Committee is responsible for evaluating the performance and establishing the compensation level of the Company’s CEO, Richard B. Handler.

      Mr. Handler’s compensation package for 2003 which resulted in payment of $13.985 million in cash and restricted stock (not including options) was intended to motivate and reward him for achieving pre-determined goals with respect to earnings per share, return on average equity and pre-tax profit margin, and to provide equity-based compensation that would closely align his interests with those of shareholders. In setting Mr. Handler’s compensation opportunities for 2003, we intended that such compensation would be generally competitive with that of chief executive officers of other comparable companies in the securities industry, with a large percentage of this compensation based upon achievement of objective performance goals. As discussed above, the level of compensation for Mr. Handler also reflects his significant contributions to the Company as a producer, particularly with respect to the High Yield Division, investment banking work, and management of the Jefferies Partners Opportunity Funds and Jefferies Employees Opportunity Fund (discussed in “Certain Relationships and Related Transactions” below), in addition to his duties as CEO. Since he assumed the duties of CEO, we have tied his bonus compensation to performance of the Company as a whole, and focused on creating long-term shareholder value through an emphasis on stock awards.

      For 2003, Mr. Handler’s compensation consisted of a base salary of $1,000,000, an incentive award implemented under and subject to the terms of the Pay-for-Performance Program and equity awards under the 1999 Plan and 2003 Plan. Our considerations in setting this level of salary are discussed above. Our aim in setting the CEO’s salary was to provide a non-performance based element of compensation that was certain as to payment, recognizing that some trade-off exists between a desire to avoid exposing the CEO to compensation risk and the desire to align the interests of the CEO as closely as possible with those of the Company’s shareholders.

      Company performance for 2003 substantially exceeded the target levels for the performance goal as a whole and for the earnings per share and pre-tax profit margin components of the performance goal. This would have entitled the CEO to a bonus of $10.256 million under the Pay-for-Performance Incentive Program, an amount substantially in excess of the $6.85 million target bonus. We provided for quarterly payouts of a portion of the bonus based on achievement of quarterly performance goals. As discussed above, we reserved the right to adjust bonus amounts downward, in our discretion, under the Pay-For-Performance Program. The CEO and two other executives requested that we substantially reduce their bonus payouts for 2003. The requested reductions totaled $5,816,728, including $3,525,466 by Mr. Handler. We determined to do so, and consistent with Mr. Handler’s request paid $2.264 million of the bonus in the form of a grant of restricted stock. The reduced bonus paid to the CEO totaled $6.730 million, calculated in the manner specified for disclosure in the Summary Compensation Table, consisting of $4.466 million cash and 62,110 shares of restricted stock. Mr. Handler elected to defer portions of the bonus under the DCP as well as portions of his salary, resulting in crediting of additional restricted stock units having a value equal to the discount on stock units acquired under the DCP, as described above; this value is included in the restricted stock column of the Summary Compensation Table.

      We granted restricted stock to the CEO as part of his 2003 compensation, to provide a substantial component of compensation that would focus the CEO on long-term growth in the value of the Company’s stock. Generally, we calculate the value of the restricted stock and determine the amount of shares to be granted based on our targeted levels of total compensation for the CEO for the year. In 2003, we determined to make a grant to the CEO (and one other executive officer) of restricted stock that would cover the two-year period, 2003 and 2004, as part of our determination to hold the total target compensation for the CEO level in those two years, to provide for an award linked to the performance of our stock with a strong inducement to long-term service, and to recognize the fact that, despite the industry downturn, the Company’s performance had continued to be strong in large part due to the leadership of the CEO. These grants provided for vesting over three years rather than our customary two years, so that the service requirement would be no less rigorous than would have applied had part of the grant been made in 2004. We intend to make no grant in 2004 representing the restricted stock component of long-term compensation to the CEO for 2004, although restricted stock may be issued in partial payment of annual incentive awards in 2004, and we may establish elements of 2005 compensation in 2004. This two-year grant of restricted stock to the CEO, consisting of 300,000 shares representing the 2003 grant and 300,000 shares representing the 2004 grant, became effective upon approval by shareholders of our 2003 Incentive Compensation Plan. The description of the proposal to approve that Plan in our 2003 Proxy Statement described the proposed grant. The restricted stock was subject to a performance condition requiring that a minimum level of earnings per share be attained in 2003, in order to qualify the award as “performance based” under Section 162(m) of the Internal Revenue Code. The performance requirement was met in 2003.

      As discussed in last year’s Compensation Committee Report, a grant to the CEO in August 2002 of 400,000 options exercisable at $23.50 per share represented the options component of long-term compensation for both 2003 and 2004. Accordingly, no grant of options was made to the CEO in 2003 representing this component of compensation. The option has a one year longer than normal vesting schedule. We determined to grant this equity component of compensation to cover the two-year period, 2003 and 2004, as part of our determination to hold the total target compensation for the CEO level in those two years, to provide for an award linked to the performance of our stock with a strong inducement to long-term service, and to recognize the Company’s strong performance, despite the industry downturn, attributable to the leadership of the CEO.

      The CEO has not sold any stock which was issued to him under Company plans (or otherwise) since his employment in 1990. He has elected to defer equity awards under our deferral programs, including restricted stock and shares representing the gain from exercises of stock options. These arrangements provide to him the advantages of tax deferral, but provide no enhancement by the Company of the net value of his restricted stock and options. In this type of deferral arrangement, the Company’s tax deduction is delayed until the year in which the executive recognizes income, and is generally based on the value of shares delivered at the time of settlement of the deferral arrangement.

      The foregoing report has been furnished by:

Richard G. Dooley, Chairman, W. Patrick Campbell, & Frank J. Macchiarola

* * *

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee has reviewed and discussed the audited financial statements with management to ensure that the financial statements were prepared in accordance with generally accepted accounting principles and accurately reflect the financial position of the Company. The Audit Committee has discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, and has received written disclosures and a required letter from the independent auditors regarding their independence. Based upon its discussions with management, review of the independent auditor’s letter, discussions with the independent auditors and other appropriate investigation, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K. The Audit Committee has reviewed the non-audit fees described below and has concluded that the amount and nature of those fees is compatible with maintaining the independent auditor’s independence.

      The foregoing report has been furnished by:

W. Patrick Campbell, Chairman

Frank J. Macchiarola and Richard G. Dooley

* * *

INFORMATION REGARDING AUDITORS’ FEES

      The following fees were paid by the Company to the independent auditors for services rendered during 2002 and 2003:

      Audit Fees — The Company’s independent auditors have billed the Company for audit fees in an aggregate amount of $714,500 for 2003 and $682,327 for 2002. These amounts include fees for professional services rendered as the Company’s principal accountant for the audit of its annual financial statements and review of financial statements included in the Company’s Form 10-Q filings, and for other services that are normally provided in connection with statutory and regulatory filings or engagements. The Audit Committee preapproves all auditing services and permitted non-audit services to be performed for the Company by its independent auditor, subject to certain small exceptions for non-audit services, which are approved by the Audit Committee prior to the completion of an audit. In 2003, the Audit Committee preapproved all auditing services performed for the Company by the independent auditors.

      Audit-Related Fees — The Company’s independent auditors have billed the Company for audit-related fees in an aggregate amount of $153,646 for 2003, and $200,284 for 2002. These amounts include fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees” above. Specifically, the services provided included accounting questions regarding various issues including compensation, benefits, stock compensation and questions related to the Quarterdeck transaction (see “Certain Relationships and Related Transactions”).

      Tax Fees — The Company’s independent auditors have billed the Company for tax fees in an aggregate amount of $198,512 for 2003, and $107,835 for 2002. These amounts include fees for tax compliance, tax advice and tax planning.

      All Other Fees — The Company’s independent auditors did not bill the Company for any services not falling within the above categories during 2003 or 2002.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

      Set forth below is a line graph comparing the yearly change in the cumulative total shareholder return on the Company’s Common Stock against the cumulative total return of the Standard & Poor’s 500, and the Financial Service Analytics Brokerage (“FSA Composite”) Indices for the period of five fiscal years, commencing January 1, 1999 (based on prices at December 31, 1998), and ending December 31, 2003.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

Jefferies Group, Inc.’s Common, Standard & Poor’s 500 and FSA Composite Indices

	1998	1999	2000	2001	2002	2003

Jefferies Group, Inc.	100	123	177	241	240	380
FSA Composite	100	135	202	157	123	183
S&P 500	100	121	110	97	76	97

*	Normalized so that the value of the Company’s Common Stock and each index was $100 on December 31, 1998, assuming all dividends were reinvested and assuming the 1999 spin-off involving ITG resulted in a one time dividend having a value equal to the opening market price of the ITG common stock immediately after the spin-off.

PENSION PLAN

      All employees of the Company prior to April 1, 1997, who are citizens or residents of the United States, who are 21 years of age, and who have completed one year of service with the Company are covered by the Jefferies Group, Inc. Employees’ Pension Plan (the “Pension Plan”), a defined benefit plan, which was originally adopted in 1964 and amended in January 1987. The Pension Plan is funded through contributions by the Company and earnings on existing assets in conformance with annual actuarial evaluations. The Pension Plan provides for annual benefits following normal retirement at age 65 equal to 1% of the employee’s covered remuneration from January 1, 1987, until termination of employment plus 20% of the first $4,800 and 50% of amounts exceeding $4,800 of annual average covered remuneration for 1985 and 1986, reduced proportionately for service of less than fifteen years (as of December 31, 1986). Benefits payable under the Pension Plan are not subject to deduction for Social Security benefits or other offsets.

      Covered remuneration for purposes of the Pension Plan includes the employee’s total annual compensation (salaries, bonuses and commissions) not to exceed $100,000 for 1985 and 1986, and $200,000 for 1987. From 1988 through 1993, this latter dollar limitation was adjusted automatically for each plan year to the amount prescribed by the Secretary of the Treasury, or his delegate, for such plan year. From 1994 until 1996, the maximum covered remuneration was $150,000. From 1997 through 1999, the maximum covered remuneration was $160,000, for 2000 and 2001 the maximum covered remuneration was $170,000, and for 2002 and 2003, the maximum covered remuneration was $200,000. An employee who retires upon normal retirement at age 65 with at least four years of service will receive a full vested benefit. An employee who retires at age 55 with at least four years of service will receive the normal retirement benefit reduced by  1/2% for each month benefit payments commence before age 65. Employees who terminate employment with the Company for reasons other than death or retirement will be entitled to the vested portion of their benefits at their normal or early retirement age. Benefits vest at the rate of 0% for the first year of service, 33% for each of the next two years of service, and 34% for the fourth year of service. The retirement benefits payable at age 65 for those employees with service prior to January 1, 1987, will be composed of two items: (1) a benefit for service up to December 31, 1986, in accordance with the original Pension Plan formula recognizing pay as the average of 1985 and 1986 remuneration up to $100,000, and (2) a benefit for service commencing on January 1, 1987, equal to 1% of covered remuneration through the date of termination. Total years of credited service apply to both the original and amended Pension Plans for purposes of determining vesting and eligibility.

      As of December 31, 2003, the estimated annual benefits payable upon retirement at normal retirement age for each of the Named Executive Officers of the Company who are entitled to benefits under the Pension Plan are: Mr. Handler: $72,810; Mr. Shaw: $56,026; Mr. Schenk: $58,524; Ms. Syrjamaki: $52,620.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Jefferies has extended credit to Messrs. Handler, Shaw and Schenk in margin accounts in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. The Company believes the foregoing transactions were on terms no less favorable to the Company than could have been obtained from unaffiliated parties.

      Executive officers and directors of the Company have direct and indirect interests in funds managed by Jefferies that invest on a pari passu basis in all trading and investment activities undertaken by Jefferies’ High Yield Division. Two of the funds, the Jefferies Partners Opportunity Funds (the “JPOFs”), are principally capitalized with equity contributions from institutional and high net worth investors. The third fund, Jefferies Employees Opportunity Fund (“JEOF” and, with the JPOFs, the “High Yield Funds”), is principally capitalized with equity investments from employees of the Company. Jefferies and certain executive officers or other employees have direct investments in all three High Yield Funds on terms identical to other fund participants, and indirect investments under deferred compensation arrangements that track the financial returns of direct investments. Mr. Handler, Chairman of the Board and Chief Executive Officer, has an aggregate interest of 2.92% in the total members’ equity in the High Yield Funds; Mr. Shaw, President and Chief Operating Officer, has an aggregate interest of 0.22% in such total members’ equity; Mr. Schenk, Executive Vice President and Chief Financial Officer, has an aggregate interest of 0.10% in such total member’s equity; Ms. Syrjamaki, Chief Financial Officer of Jefferies, has an aggregate interest of .01% in such total members’ equity; Mr. Feller, Secretary, General Counsel and Executive Vice President, has an aggregate interest of .03% in such total members’ equity; and Mr. Campbell, a Director of the Company, has an aggregate interest of .02% in such total members’ equity. The High Yield Division and each of the High Yield Funds share gains or losses on all trading and investment activities of the High Yield Division on the basis of a pre-established sharing arrangement related to the amount of capital each has available for such transactions. The sharing arrangement is modified from time to time to reflect changes in the respective amounts of available capital. As of December 31, 2003, the High Yield Funds were being allocated an aggregate of 64% of such gains and losses. The High Yield Funds also reimburse Jefferies for their share of allocable trading expenses. At year end 2003, the High Yield Division had $945 million of combined pari passu capital available from the High Yield Funds (including unfunded commitments and availability under the High Yield Funds’ revolving credit facility) and Jefferies for use in the High Yield Division’s investment and trading strategy. The High Yield Funds have a revolving credit facility that is collateralized by their investments which is non-recourse to the Company. Jefferies receives a management fee from the JPOFs in an amount equal to 1% per annum of the market value of their investments and is entitled to a carried interest of 20% of all distributions once investors have received a specified threshold return. JEOF pays Jefferies a management fee of 3% per annum and there is no carried interest. Mr. Handler actively manages the High Yield Funds. Investors in the High Yield Funds would have the right to redeem their investment should Mr. Handler cease actively managing the High Yield Funds.

      In February, 2004, Jefferies hired Michael Handler, brother of the Company’s Chief Executive Officer, to manage a private investment fund and/or certain managed accounts (the “Fund”) on behalf of Jefferies Asset Management. Jefferies and various employees of Jefferies have agreed to make a significant investment in the Fund and Michael Handler and other employees working on the Fund have agreed to invest in the Fund. Pursuant to his employment agreement, Michael Handler will receive an annual salary of $200,000, a grant of 80,000 shares of restricted stock vesting over five years and will be eligible to participate in a bonus pool. The size of the bonus pool will be based on a percentage of the incentive and management fees that are paid by investors in the Fund, including the Company and its affiliates. In addition, depending on the size of the fund in 2006, Mr. Handler may receive additional shares of restricted stock at that time. Michael Handler’s relationship with Jefferies, his employment contract, which was based on the recommendation of the management of Jefferies Asset Management, and the compensation structure for the members of his group were reviewed and approved by the Governance and Nominating Committee of the Board of Directors. In reviewing Michael Handler’s contract, the Corporate Governance and Nominating Committee took into consideration management’s statements that the contract was the result of an arms length negotiation and that the contract was comparable to a contract that Jefferies Asset Management would enter into with an unrelated person having the same background and skills as Michael Handler. The Chief Executive Officer has recused himself from all direct or indirect supervision of the Fund or Michael Handler’s activities. Jefferies Asset Management is responsible for the supervision of Michael Handler’s activities and has put in place a supervisory structure designed to provide reasonable assurances that any conflicts of interest created by the relationship between Richard and Michael Handler will be appropriately addressed. In addition to the regular review of the Fund’s activities by the compliance group at Jefferies Asset Management, the Committee has requested that internal audit, which reports directly to the Audit Committee, periodically review the activities of the Fund.

      In March 2003, the Company purchased two insurance policies through Shaw, Moses, Mendenhall & Associates, an insurance brokerage firm in which Ted R. Shaw, brother of the Company’s President, is a partner and acted as broker of record. In connection with the purchases, the brokerage firm will receive commissions of $58,940 over the next ten years as the broker of record in connection with the purchase of the policies.

      Jefferies also employs John Shaw III, son of the Company’s President as a Senior Vice President in its Program Trading Department and Thomas E. Tarrant, the brother-in-law of the Company’s Chief Executive Officer, as the Director of Marketing.

      Bonds Direct Securities LLC (“Bonds Direct”) is a provider of investment grade fixed income transaction execution for institutions acting as principal, which is majority owned by the Company. In addition to providing clearance, settlement and administrative support services to Bonds Direct, the Company and its affiliates routinely engage in principal transactions with Bonds Direct in the ordinary course of business. Previous funding for Bonds Direct operations had been provided in part by loans from an employee investment fund in which Mr. Handler, Mr. Shaw and Mr. Schenk each directly or indirectly own interests, and from a direct loan by Ms. Syrjamaki, who is also the Chief Financial Officer of Bonds Direct. All of the above loans matured and were repaid by Bonds Direct during 2003. Continuing capital requirements of Bonds Direct have been supported by new loans directly from the Company and Jefferies. Each of the participants still retains any interest in the warrants that were attached to the repaid loans. The warrants entitle the holders to acquire Class C Interests in Bonds Direct, which will participate in the equity of Bonds Direct, to the extent of ten percent of the net worth of Bonds Direct at the time they were issued in excess of $5 million. Holders may exercise the warrants by making a contribution equal to their pro rata portion of a $500,000 aggregate exercise price to Bonds Direct within ten business days of (a) a sale, (b) a merger, consolidation, exchange of shares or other extraordinary transaction that results in a change of control, (c) a conversion to a corporation, or

(d) five years from the closing date of the investment. The warrants and Class C Interests are subject to dilution pro rata with the Class A and Class B Interests. The warrants are not transferable.

ANNUAL REPORT AND INDEPENDENT AUDITORS

      The Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2003, accompanies this Proxy Statement, but is not deemed a part of the proxy soliciting material.

      KPMG LLP served as the Company’s independent auditors for the year ended December 31, 2003. The appointment of independent auditors is approved annually by the Board of Directors and is based, in part, on the recommendations of the Audit Committee. In making its recommendations, the Audit Committee reviews both the audit scope and estimated audit fees for the coming year as well as the qualifications and independence of the audit firm. Shareholder approval is not sought in connection with this selection.

      A representative of KPMG LLP, the independent auditors who examined the consolidated financial statements of the Company for 2003, is expected to be present at the meeting to respond to appropriate questions of shareholders and will have the opportunity to make a statement if he so desires.

OTHER MATTERS

      Management has received no shareholder proposal as of applicable deadlines specified under Securities and Exchange Commission rules, and otherwise does not know of any other matters to come before the Annual Meeting. However, if any additional matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment on such matters.

INCORPORATION BY REFERENCE

      Certain financial and other information has been provided in the Annual Report on Form 10-K delivered with this Proxy Statement. The following sections of the Annual Report are hereby incorporated by reference: “Financial Statements and Supplementary Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure,” and “Quantitative and Qualitative Disclosures About Market Risk.”

SHAREHOLDER PROPOSALS

      Shareholder proposals for inclusion in the proxy material relating to the 2005 Annual Meeting of Shareholders must be received by the Company at its principal executive offices at 520 Madison Avenue, 12th Floor, New York, New York, 10022, no later than December 11, 2004, to be included in the Company’s proxy statement and proxy card, and no later than February 18, 2005, if to be presented at the meeting but not included in the proxy statement or proxy card in order to be considered timely under federal securities laws. Nothing in this paragraph shall be deemed to require the Company to include in its proxy materials relating to the 2005 Annual Meeting of Shareholders, any shareholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission and the Company’s By-Laws at that time in effect.

For the Board of Directors,

LLOYD H. FELLER, Secretary

April 12, 2004

APPENDIX 1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
JEFFERIES GROUP, INC.

      FIRST: The name of the corporation is Jefferies Group, Inc. (hereinafter referred to as the “Corporation”).

      SECOND: The registered office of the Corporation is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“GCL”).

      FOURTH:

A.     Authorized Stock.

      The total number of shares of stock which the Corporation shall have authority to issue five hundred ten million (510,000,000) shares, consisting of five hundred million (500,000,000) shares of common stock, each with a par value of $0.0001 per share (hereinafter referred to as the “Common Stock”), and ten million (10,000,000) shares of preferred stock, each with a par value of $0.0001 per share (hereinafter referred to as the “Preferred Stock”). The powers, designations, preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the Common Stock and the Preferred Stock are as follows:

B.     Preferred Stock.

      The Board of Directors is hereby expressly authorized at any time, and from time to time, to create and provide for the issuance of shares of Preferred Stock in one or more series (the “Preferred Stock”) and, by filing a certificate pursuant to the GCL (hereinafter referred to as a “Preferred Stock Designation”), to establish the number of shares to be included in each such series, and to fix the designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including, but not limited to, the following:

(i) the designation of and the number of shares constituting such series, which number the Board of Directors may thereafter (except as otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares of such series then outstanding);

(ii) the dividend rate for the payment of dividends on such series, if any, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of or any other series of capital stock, the conditions and dates upon which such dividends, if any, shall be payable, and whether such dividends, if any, shall be cumulative or non-cumulative;

(iii) whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(iv) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(v) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of, any other series of any class or classes of capital stock of, or any other security of, the Corporation or any other corporation, and, if provision be made for any such conversion or exchange, the times, prices, rates, adjustments and any other terms and conditions of such conversion or exchange;

(vi) the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise;

(vii) the restrictions, if any, on the issue or reissue of shares of the same series or of any other class or series;

(viii) the amounts payable on and the preferences, if any, of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(ix) any other relative rights, preferences and limitations of that series.

C.	Common Stock.

      Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all other matters on which stockholders of the Corporation are entitled to vote. Subject to any rights that may be conferred upon any holders of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation (excluding Common Stock), upon dissolution, the holders of Common Stock then outstanding shall be entitled to receive the net assets of the Corporation. Such net assets shall be divided among and paid to the holders of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them. Subject to any rights that may be conferred upon any holders of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation (excluding Common Stock), the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in stock or otherwise.

      FIFTH: The Corporation is to have perpetual existence.

      SIXTH:

A. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation (excluding Common Stock) to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed, and may be increased or decreased from time to time, in such a manner as may be prescribed by the By-laws of the Corporation.

B. Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

C. Directors shall be elected and hold such terms of office as provided in the By-laws of the Corporation.

D. Advance notice of stockholder nominations for the election of directors and advance notice of other stockholder action proposed to be taken at a stockholder’s meeting shall be given in the manner provided in the By-laws of the Corporation.

E. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock (excluding Common Stock) as set forth in this Certificate of Incorporation to elect directors under specified circumstances and applicable law, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors shall be filled in the manner provided in the By-laws of the Corporation.

F. Subject to the rights of the holders of any Preferred Stock or any other series or class of stock (excluding Common Stock) set forth in the Certificate of Incorporation, a special meeting of the stockholders shall be called only by the secretary of the Corporation at the request of (i) a majority of the total number of directors which the Corporation at the time would have if there were no vacancies or (ii) by any person authorized by the Board of Directors (through a vote of a majority of the total number of directors which the Corporation at the time would have if there were no vacancies) to call a special meeting. Notwithstanding the foregoing, stockholders shall have no right to call a special meeting of stockholders.

G. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock (excluding Common Stock) set forth in the Certificate of Incorporation to elect additional directors under specified circumstances or to consent to specific actions taken by the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be taken at an annual or special meeting of the stockholders and may not be taken by any consent in writing by such stockholders.

H. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of shares representing at least 66 2/3% of the voting power of the then outstanding voting stock of the Corporation entitled to vote in elections of directors generally, voting together as a single class, shall be required to amend, repeal or adopt any provisions inconsistent with this Article SIXTH.

      SEVENTH: The Board of Directors shall have the power, in addition to the stockholders, to make, alter, or repeal the By-laws of the Corporation.

      EIGHTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit.

      The Corporation shall, to the fullest extent permitted by section 145 of the GCL, as the same may be amended and supplemented, indemnify each director and officer of the Corporation from and against any and all expenses, liabilities or other matters referred to in or covered by said section and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders, vote of disinterested directors or otherwise, and shall continue as to a person who has ceased to be a director of officer and shall inure to the benefit of heirs, executors and administrators of such persons and the Corporation may purchase and maintain insurance on behalf of any director or officer to the extent permitted by section 145 of the GCL.

      Neither the amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

      NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

Annual Meeting of Shareholders

DATE:	May 24, 2004

TIME:	9:30 a.m.

PLACE:	Jefferies & Company, Inc. 520 Madison Avenue, 12th Floor New York, NY 10022

Dear Shareholders,

After several challenging years, the capital markets improved steadily over the course of 2003, ending on a positive note. Jefferies continued to gain momentum, focusing on the prudent growth, diversification and integration of our investment banking, sales & trading, research and asset management divisions-resulting in a fourth consecutive year of record net revenues and net earnings and optimism for 2004.

Improving capital markets and our diversification efforts, combined with hard work and a growing client base, all contributed to our outstanding performance. We have meaningfully diversified our business mix over the past few years to better serve middle-market clients with a more complete offering of products and services.

To be a leading investment bank serving middle-market, growth companies and their investors, we will continue to foster a team-oriented approach and build meaningful relationships. We will also strive to keep our organization flat and flexible as we invest in additional human capital and contain costs at every level.

Four consecutive record years are truly a tribute to the loyalty of our clients and the determination of our employee-shareholders and we believe 2003 is only a glimpse of what we can accomplish. As always, we are extremely appreciative of the continued support of our shareholders and clients.

Richard B. Handler Chairman and CEO	John C. Shaw, Jr. President and COO

DETACH HERE

PROXY

P R O X Y	JEFFERIES GROUP, INC. Proxy for the Annual Meeting of Shareholders May 24, 2004 Solicited on Behalf of the Board of Directors of the Company

The undersigned holder(s) of common shares of JEFFERIES GROUP, INC., a Delaware corporation (the “Company”), hereby appoints Richard B. Handler and John C. Shaw Jr., and each of them, attorneys of the undersigned, with power of substitution, to vote all shares of the common shares that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Monday, May 24, 2004, at 9:30 a.m. local time, and at any adjournment thereof, as directed on the reverse hereof, hereby revoking all prior proxies granted by the undersigned.

1. Election of Directors, Nominees for directors are:

(01) W. Patrick Campbell, (02) Richard G. Dooley, (03) Richard B. Handler,
(04) Frank J. Macchiarola, (05) John C. Shaw, Jr.

2. Approval of the Amended and Restated Certificate of Incorporation. (Company Proposal)

3. In their discretion, upon such other business as may properly come before the meeting, or at any adjournment thereof.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

JEFFERIES GROUP, INC.

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8042 EDISON, NJ
08818-8042

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet

1.	Log on to the Internet and go to http://www.eproxyvote. com/jef

2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.

OR

Vote-by-Telephone

1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone,
please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark your votes as indicated in this example.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR election of Directors and approval of the Amended and Restated Certificate of Incorporation.

     JEFFERIES GROUP, INC.

1.	Election of Directors. (Please see reverse)

	FOR	WITHHELD
FOR			WITHHELD
ALL	☐	☐	FROM ALL
NOMINEES			NOMINEES

FOR, except vote withheld from the following nominees(s):

		FOR	AGAINST	ABSTAIN
2.	Approval of the Amended and Restated Certificate of Incorporation.
3.	In their discretion, upon such other business as may properly come before the meeting, or at any adjournment thereof.

Mark box at right if an address change or comment has been noted on the reverse side of this card.
Shareholders should date this proxy and sign here exactly as name appears at left. If stock is held jointly, both owners should sign this proxy. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. Receipt is acknowledged of Notice of the above meeting, the Proxy Statement relating thereto, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Signature:	Date:	Signature:	Date: